UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Your vote matters BlackRock MuniYield Pennsylvania Quality Fund (NYSE: MPA) Outperformance1 #1 Performing Fund in peer group in 2023 9.7% Return on market price in 2023, outperforming 100% of competitor funds Monthly Tax-Exempt Income2 7.9% Tax equivalent yield 41% Increase in monthly distributions since November 2023 The future of your long-term investment depends on you At this year’s upcoming Annual Meeting on June 18, we are asking all MPA shareholders to make their voices heard and protect their investment. An activist hedge fund, Saba Capital Management L.P. (“Saba”), is attempting to take control of a majority of the Board which may potentially change your Fund’s strategy and its ability to deliver the consistent, stable income you rely on. Vote on the enclosed white proxy card today: “FOR” BlackRock Board nominees BlackRock brings best-in-class expertise and deep experience as investment advisor BlackRock is a leader in Municipal bond investing with $185 billion in Municipal Assets Under Management, including $20 billion in closed-end Municipal funds. BlackRock Municipal CEFs leverage a team of 53 dedicated Municipal professionals with an average 23+ years of investment experience4 Management fee ranks in the 1st quartile relative to peers3 Voluntarily repurchased approximately $5 million of shares, adding over $700K to MPA’s net asset value since inception4 1. Morningstar data as of March 31, 2024. Peer group reflects the Morningstar Closed-End Muni Pennsylvania category 2. Morningstar data as of March 31, 2024. Assumes a federal tax rate of 37.00% and a Pennsylvania tax rate of 3.07% for a total combined rate of 40.07% 3. Broadridge data as of 12/31/2023. Peer group reflects Broadridge Expense Group for MPA 4. BlackRock data as of March 31, 2024

Your Board is **under attack** by a self-serving activist hedge fund.

Protect your long-term investment by voting for your board-recommended nominees on the enclosed white card

Your BlackRock Board nominees up for election



Cynthia L. Egan

Former President of Retirement Plan Services at T. Rowe Price Group. Board Chair for The Hanover Insurance Group and Lead Independent Director for Huntsman Corporation



J. Phillip Holloman

Former President and Chief Operating Officer of Cintas Corporation and director of PulteGroup, Inc. and Rockwell Automation Inc.



Catherine A. Lynch, CFA

Former Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment. Board Director for PennyMac Mortgage Investment Trust



Arthur P. Steinmetz

Former Chairman, Chief Executive Officer and President of the Oppenheimer Funds, Inc. Former Director of ScotiaBank (U.S.)



Lt Gen Stayce D. Harris

Retired Lieutenant General, Former Inspector General, Office of the Secretary of the U.S. Air Force. Board Director for The Boeing Company



John M. Perlowski

President and Chief Executive Officer of BlackRock's US Retail Mutual Funds



Lorenzo A. Flores

Chief Financial Officer at Intel Foundry. Former Vice Chairman at Kioxia, Inc. Former Chief Financial Officer and Corporate Controller at Xilinx, Inc.



Robert Fairbairn

Vice Chairman and member of the Global Executive Committee at BlackRock



R. Glenn Hubbard

Former Chairman of the U.S. Council of Economic Advisers of the POTUS. Dean Emeritus of Columbia University Graduate School of Business. Professor of Finance and Economics



W. Carl Kester

Professor of Business Administration, Emeritus at Harvard Business School. Professor and author in finance, expert in corporate finance and corporate governance

- Experience
- Actions to protect all shareholders
- Business & governance expertise
- Execution for the long term

BlackRock.

Vote for your Directors on the enclosed white proxy card BlackRock MuniYield Pennsylvania Quality Fund (NYSE: MPA) Please do NOT send back any proxy card you may receive from Saba We ask that all shareholders vote on the enclosed white proxy card to preserve your Fund: “FOR” BlackRock Board nominees How do I vote? Vote online Using the website provided on your enclosed white proxy card and following the simple instructions www.proxyvote.com Vote by phone By calling the toll-free number on your enclosed white proxy card and following the simple instructions Vote by mail By completing and returning your enclosed white proxy card in the postage paid envelope provided. If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-0352.

Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock MuniYield Pennsylvania Quality Fund (MPA). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock MuniYield Pennsylvania Quality Fund (MPA) Not FDIC Insured • May Lose Value • No Bank Guarantee MPA_2024_FL1